Exhibit 17.1

PAUL T. MANNION, JR.

300 Colonial Center Parkway, Suite 260
Roswell, Georgia 30076

May 12, 2008

Black Nickel Acquisition Corp. III
300 Colonial Center Parkway, Suite 260
Roswell, Georgia 30076
Attn: Board of Directors

Dear Sirs:

I hereby resign as member of the Board of Directors of Black Nickel Acquisition Corp. III, effective immediately.

Sincerely,

/s/ Paul T. Mannion, Jr.

Paul T. Mannion, Jr.